Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for Third Quarter of 2015

Clearwater, Fla., November 4, 2015 - Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for its third fiscal quarter ended September 30, 2015.

Third Quarter Highlights

•	72% increase in gross premiums written in Q3 2015 as compared to Q3 2014

•	48% increase in net premiums earned in Q3 2015 as compared to Q3 2014

•	40% increase in policy count compared to Q3 2014

•	Net income of $16.8 million for Q3 2015, an increase of 69% as compared to Q3 2014

•	Combined ratio of 83.8% for the quarter, and 73.2% YTD

•	Shareholders equity increased 44% compared to Q3 2014

•	Return on average equity of 32.8% YTD

•	Announced agreement to acquire Zephyr Insurance Company; completed acquisition of BRC Restoration Specialists

Bruce Lucas, the Company’s Chairman and CEO, said, “We posted another solid quarter as both gross written premiums and net income increased approximately 70 percent in the third quarter versus one year ago. We received licenses in North Carolina and South Carolina, and have applications pending in Massachusetts, Rhode Island, Georgia, Alabama and Mississippi. We also signed a purchase agreement to acquire Zephyr Insurance, which provides us with an immediate presence in Hawaii. During the quarter, our policy assumptions from Citizens Insurance were significantly higher than prior projections and totaled approximately 26,000 policies and $55 million in annualized premium. Our voluntary personal lines production was strong and produced approximately 5,600 policies. Likewise, our commercial residential production once again exceeded our internal expectations, and that trend continued in October and resulted in record production levels for the month. The prospects for our company are exciting as we close out the year and move into 2016. Finally, attractive opportunities in M&A remain and we will look for businesses that are complementary to our core business.”

Results of Operations

The following table summarizes our unaudited results of operations for the three and nine month periods ended September 30, 2015 and 2014 (in thousands, except percentages and per share amounts):

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
	2015	2014	Change	2015	2014	Change
Revenue:
Gross premiums written	$148,993	$86,771	72%	$418,558	$254,943	64%
Gross premiums earned	$128,234	$79,874	61%	$381,336	$204,859	86%
Ceded premiums	$(45,873)	$(24,347)	88%	$(102,640)	$(62,801)	63%
Net premiums earned	$82,361	$55,527	48%	$278,696	$142,058	96%

Total operating revenue	$89,244	$58,013	54%	$293,460	$148,430	98%
Income before taxes	$27,715	$16,109	72%	$116,997	$43,040	172%
Net income	$16,813	$9,965	69%	$72,269	$27,420	164%

Per Share Data:
Book value per share	$10.98	$7.77	41%	$10.98	$7.77	41%
Earnings per diluted share	$0.55	$0.33	67%	$2.39	$1.12	113%

Return on average equity	20.9%	17.6%	3.3 pts	32.8%	22.0%	10.8 pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	35.8%	30.5%	5.3 pts	26.9%	30.7%	(3.8) pts
Loss ratio	27.9%	27.9%	(0.0) pts	26.8%	30.3%	(3.5) pts
Expense ratio	20.1%	24.5%	(4.4) pts	19.5%	21.1%	(1.6) pts
Combined ratio	83.8%	82.9%	0.9 pts	73.2%	82.1%	(8.9) pts

Ratios to Net Premiums Earned:
Loss ratio	43.5%	40.2%	3.3 pts	36.7%	43.7%	(7.0) pts
Expense ratio	31.3%	35.3%	(4.0) pts	26.6%	30.4%	(3.8) pts
Combined ratio	74.7%	75.5%	(0.8) pts	63.3%	74.2%	(10.9) pts

Third Quarter 2015 Results

Net income for the third quarter of 2015 was $16.8 million compared to $10.0 million for the third quarter of 2014. The increase is primarily due to continued growth in gross premiums earned. Results were also favorably impacted by realized capital gains of approximately $1.9 million.

Gross premiums written were $149.0 million for the third quarter of 2015 compared to $86.8 million for the third quarter of 2014. Direct premiums written were $115.9 million. Assumed premiums written were $33.1 million, reflecting a higher level of take-out activity from Citizens in personal lines in the third quarter, especially in September where the opt-out rate was only 45%. During the quarter, we netted approximately 26,000 take-out policies, after allocations, cancellations and opt-outs.

Gross premiums earned were $128.2 million for the third quarter of 2015 compared to $79.9 million for the third quarter of 2014. Our premiums in force as of September 30, 2015 and 2014 were approximately $542.1 million and $322.4 million, respectively, contributing to the increase in gross premiums earned. $21.9 million of gross premiums earned during the quarter were attributable to commercial residential.

Ceded premiums as a percentage of gross premiums earned were 35.8% for the third quarter of 2015 compared to 30.5% for the third quarter of 2014. The increase in the ceded premiums ratio is attributable to the commercial residential business, which has a higher cost of reinsurance, and conversely a lower loss ratio, than personal residential business. In the third quarter of 2015, commercial residential represented approximately 18% of our gross premiums earned while it represented less than 2% in the third quarter of 2014.

The Company’s loss ratio on a gross basis of 27.9% in the third quarter of 2015 was the same as the third quarter of 2014. The current quarter’s loss ratio was favorably impacted by the inclusion of commercial residential business and favorable prior quarter development, and was unfavorably impacted by weather related claims in personal lines, due to the heavy rainfalls in certain parts of Florida during the quarter.

The Company’s expense ratio on a gross basis decreased to 20.1% in the third quarter of 2015 from 24.5% in the third quarter of 2014, primarily related to the impact of the amortization of the Sunshine State Insurance Company (SSIC) policy acquisition fees during the third quarter of 2014. All of the SSIC fees were fully amortized at June 30, 2015, thus there was no impact to the current quarter’s ratio whereas it increased the third quarter 2014 gross expense ratio by 5.6 points.

Overall, Heritage’s combined ratio on a gross basis was 83.8% for the third quarter of 2015 compared to 82.9% for the third quarter of 2014.

First Nine Months of 2015 Financial Results

Net income for the first nine months of 2015 was $72.3 million as compared to $27.4 million for the first nine months of 2014. Results for the first nine months of 2015 were favorably impacted by the continued growth in gross premiums earned and favorable development of losses and loss adjustment expenses.

Book Value Analysis

Book value per share increased 28% from $8.56 at December 31, 2014 to $10.98 at September 30, 2015. The increase in the Company’s book value per share resulted from the Company’s growth in net income.

	As Of
Book Value Per Share	September 30, 2015	December 31, 2014	September 30, 2014
Numerator:
Common stockholders’ equity	$332,400	$255,089	$231,477

Denominator:
Total Shares Outstanding	30,285,410	29,794,960	29,794,960

Book Value Per Common Share	$10.98	$8.56	$7.77

Conference Call Details:

Thursday, November 5, 2015 – 10:00 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to the investor section of the company’s website. This webcast will be archived and available for replay.

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except share data and per share)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$148,993	$86,771	$418,558	$254,943
Increase in gross unearned premiums	(20,759)	(6,897)	(37,222)	(50,084)

Gross premiums earned	128,234	79,874	381,336	204,859
Ceded premiums	(45,873)	(24,347)	(102,640)	(62,801)

Net premiums earned	82,361	55,527	278,696	142,058
Net investment income	1,973	1,126	5,696	2,463
Net realized gains	1,946	80	1,827	62
Other revenue	2,964	1,280	7,241	3,847

Total revenue	89,244	58,013	293,460	148,430

EXPENSES:
Losses and loss adjustment expenses	35,791	22,314	102,239	62,145
Policy acquisition costs	15,512	12,469	40,858	23,326
General and administrative expenses	10,226	7,121	33,366	19,919

Total expenses	61,529	41,904	176,463	105,390

Income before income taxes	27,715	16,109	116,997	43,040
Provision for income taxes	10,902	6,144	44,728	15,620

Net income	$16,813	$9,965	$72,269	$27,420

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	(1,168)	(139)	(6,638)	4,779
Reclassification adjustment for net realized investment losses	(1,946)	(80)	(1,827)	(62)
Income tax (expense) benefit related to items of other comprehensive income	1,201	83	3,265	(1,821)

Total comprehensive income	$14,900	$9,829	$67,069	$30,316

Weighted average shares outstanding
Basic	30,177,633	29,794,960	29,952,668	22,807,705

Diluted	30,483,553	29,814,631	30,289,328	24,381,869

Earnings per share
Basic	$0.56	$0.33	$2.41	$1.20
Diluted	$0.55	$0.33	$2.39	$1.12

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Fixed maturity securities, available for sale, at fair value (amortized cost of $379,641 and $290,951 in 2015 and 2014, respectively)	$380,310	$293,085
Equity securities, available for sale, at fair value (cost of $20,457 and $30,555 in 2015 and 2014, respectively)	15,378	31,225
Mortgage loan, held to maturity, at amortized cost	—	6,849

Total investments	395,688	331,159
Cash and cash equivalents	201,270	160,481
Restricted cash	12,786	4,339
Accrued investment income	3,282	2,617
Premiums receivable, net	26,589	20,028
Prepaid reinsurance premiums	123,541	43,148
Reinsurance premiums receivable	14,398	—
Income taxes receivable	6,666	—
Deferred income taxes	6,442	6,622
Deferred policy acquisition costs, net	32,494	24,370
Property and equipment, net	17,424	17,087
Other assets	14,464	5,180

Total Assets	$855,044	$615,031

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$74,445	$51,469
Unearned premiums	278,358	241,136
Reinsurance payable	135,589	17,113
Income taxes payable	—	12,808
Advance premiums	13,066	5,143
Accrued compensation	11,666	442
Other liabilities	9,520	31,831

Total Liabilities	$522,644	$359,942

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 30,285,410 and 29,794,960 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	3	3
Additional paid-in capital	198,584	188,342
Accumulated other comprehensive (loss) income	(3,477)	1,723
Retained earnings	137,290	65,021

Total Stockholders’ Equity	332,400	255,089

Total Liabilities and Stockholders’ Equity	$855,044	$615,031

About Heritage

Heritage Insurance Holdings, Inc. (NYSE: HRTG) is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes over $500 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by a seasoned senior management team with an average of 28 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 18, 2015. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings, Inc.

Investor Contact:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com